Exhibit 99.1

Company Contact:

Michael W. Katz

President and

Chief Executive Officer

E Com Ventures, Inc.

954-335-9030

E COM VENTURES INC. REPORTS FISCAL YEAR 2007 RESULTS

Sunrise, FL – June 6, 2008. E Com Ventures, Inc., (NASDAQ: ECMV) announced today the results of operations for its 2007 fiscal year ended February 2, 2008.

Fiscal 2007 Results

Total revenues for fiscal year 2007 were $301.8 million, an increase of 23.9% over the $243.6 million reported for the prior year. Retail sales for fiscal year 2007 were $244.0 million, a 6.2% increase over the prior year. The Company’s 2007 fiscal year had 52 weeks while the 2006 fiscal year had 53 weeks. Excluding the 53rd week of fiscal year 2006, comparable store retail sales increased 2.9% in fiscal year 2007 versus fiscal year 2006. The Company operated 303 retail stores as of the end of fiscal year 2007 compared with 267 stores at the end of fiscal year 2006. Wholesale sales increased by $44.0 million to $57.8 million in fiscal year 2007. Almost all wholesale sales are to an affiliate, Model Reorg, Inc. (“Model”).

Gross profit for fiscal year 2007 was $111.9 million, a 7.6% increase over the prior year amount of $103.9 million. The increase in gross profit was due to improvements in both retail and wholesale sales volume.

During fiscal year 2007, operating expenses increased by $12.4 million to $106.2 million and represented 35.2% of net sales as compared to 38.5% of net sales for fiscal year 2006. Included in operating expenses in fiscal year 2007 are approximately $1.2 million of costs related to the Company’s previously announced merger with Model. These costs consist primarily of financial advisory, legal and due diligence fees. In addition, as discussed below, the Company has restated its prior year financial statements to correct certain errors related to its retail store operating lease accounting and amortization of store leasehold improvements. These changes in accounting for retail store leases and amortization of store leasehold improvements resulted in an increase to operating expenses in fiscal year 2007 of approximately $0.8 million. The remaining increase in operating expenses of $10.4 million is primarily occupancy cost and personnel costs attributable in large measure to 39 new stores opened in fiscal year 2007 and the 36 new stores opened during fiscal year 2006 that were open for a full year in 2007.

Income from operations decreased $4.4 million to $5.7 million in fiscal year 2007; $1.2 million of the decrease is attributable to the merger costs and $0.8 million to the changes in accounting discussed above. The remaining decrease in income from operations of $3.2 million resulted principally from the 75 new stores opened during fiscal years 2007 and 2006 needing on average 24 months to mature and appropriately contribute to income from operations. Also, during the fourth quarter holiday season of 2007, the Company increased the promotional activity in its retail stores in anticipation of weak mall traffic and as a result retail gross margins were lower than the prior year’s fourth quarter holiday season.

The Company’s effective tax rate in fiscal year 2007 is higher than the federal statutory rate due to non-deductible permanent items, primarily the $1.2 million of expenses related to the merger with Model.

As a result of the above, the Company realized net income of $5,730 in fiscal year 2007 compared with net income of $4.4 million in fiscal year 2006.

“In fiscal year 2007 we continued our store growth plan and opened 39 new stores” said Michael W. Katz, the Company’s President and Chief Executive Officer. “Despite a difficult economic environment which impacted retail sales in the second half of 2007, we believe that the Company’s expansion plans will enhance its long term sales growth and operating performance, and we plan to open approximately 45 stores in 2008. Thus far in 2008 we have opened 16 new stores and closed 1 store, and currently operate 318 stores.” Year to date aggregate sales and comparative store sales for 2008 have been approximating our growth plan in spite of the difficult economic environment.

Restatement

As previously reported, the Company has restated its financial statements for fiscal years 2006 and 2005, the three interim quarters in fiscal year 2007, and the four quarters in fiscal year 2006 to correct certain errors related to the Company’s retail store operating lease accounting and amortization of store leasehold improvements that were recently identified. The restatements do not affect the Company’s cash flows or revenues. The restatement results in a decrease to net income of $0.1 million in fiscal year 2006, an increase in net income of $1.0 million in fiscal year 2005 and a decrease in net income of $2.7 million for all years prior to fiscal year 2005, with a corresponding increase to the accumulated deficit as of January 29, 2005. The restated financial statements are included in the Company’s form 10-K for the year ended February 2, 2008, and a summary of the restatement is presented below.

Merger with Model Reorg, Inc.

As reported in the Company’s Form 8-K filed with the SEC on December 21, 2007, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Model, a New York corporation controlled by the family of Glenn and Stephen Nussdorf, principal shareholders of the Company, on December 21, 2007. The consummation of the Merger is subject to certain conditions, including approval of the issuance of the shares and warrants under the Merger Agreement by a majority of the votes cast at a meeting of shareholders, and the availability of a new secured credit facility to replace the Company’s and Model’s existing third party credit facilities. A commitment for the new credit facility was obtained on May 16, 2008. On March 12, 2008, the Company filed a preliminary proxy statement with the SEC discussing the Merger Agreement and the related required shareholder approvals, including the issuance of the shares of the Company’s common stock pursuant to the Merger Agreement and the related amendments to the Company’s articles of incorporation. The Company has received comments from the SEC on the preliminary proxy and is presently working on a response.

E COM VENTURES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	FOR THE FISCAL YEAR ENDED
	February 2, 2008	February 3, 2007 (as restated)	January 28, 2006 (as restated)

Net sales to:
Unrelated customers	$244,119,470	$229,985,494	$215,849,482
Affiliates	57,715,160	13,623,604	17,844,599

	301,834,630	243,609,098	233,694,081
Cost of goods sold to:
Unrelated customers	135,507,782	126,983,531	120,490,161
Affiliates	54,461,686	12,695,946	16,702,761

	189,969,468	139,679,477	137,192,922

Gross profit	111,865,162	103,929,621	96,501,159

Operating expenses:
Selling, general and administrative expenses	99,974,054	89,003,867	81,005,603
Depreciation and amortization	6,196,880	4,796,947	4,830,371

Total operating expenses	106,170,934	93,800,814	85,835,974

Income from operations	5,694,228	10,128,807	10,665,185

Other expenses:
Interest expense
Affiliates	(451,354)	(465,798)	(371,458)
Other	(4,277,077)	(4,028,943)	(3,506,018)

	(4,728,431)	(4,494,741)	(3,877,476)

Income before income taxes	965,797	5,634,066	6,787,709
Income tax (provision) benefit	(960,067)	(1,244,404)	8,471,308

Net income	$5,730	$4,389,662	$15,259,017

Basic net income per common share	$—	$1.46	$5.17

Diluted net income per common share	$—	$1.38	$4.51

Weighted average number of shares outstanding:
Basic	3,058,797	3,000,471	2,949,146

Diluted	3,058,797	3,505,890	3,463,480

	SEGMENT INFORMATION
	FISCAL YEAR
	2007	2006	2005
Net sales:
Retail	$244,019,763	$229,783,211	$215,841,101
Wholesale	57,814,867	13,825,887	$17,852,980

	$301,834,630	$243,609,098	$233,694,081

Gross profit
Retail	$108,614,493	$102,975,498	$95,353,919
Wholesale	3,250,669	954,123	1,147,240

	$111,865,162	$103,929,621	$96,501,159

E COM VENTURES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	FEBRUARY 2, 2008	FEBRUARY 3, 2007 (AS RESTATED )
ASSETS:
Current assets:
Cash	$1,035,073	$1,282,546
Trade receivables, no allowance required	1,057,499	954,664
Deferred tax asset-current	2,261,856	2,821,584
Inventories, net	107,479,019	78,427,029
Prepaid expenses and other current assets	2,228,013	3,469,201

Total current assets	114,061,460	86,955,024
Property and equipment, net	36,587,935	28,246,433
Goodwill	1,904,448	1,904,448
Deferred tax asset: non-current	6,980,518	7,228,179
Other assets, net	300,250	388,099

Total assets	$159,834,611	$124,722,183

LIABILITIES AND SHAREHOLDERS’ EQUITY:

Current liabilities:
Accounts payable- non affiliates	$19,609,065	$16,748,142
Accounts payable- affiliates	48,650,294	24,110,130
Accrued expenses and other liabilities	10,327,794	8,304,225
Bank line of credit	32,840,872	26,919,115
Subordinated convertible note payable-affiliate	5,000,000	—
Current portion of obligations under capital leases	355,376	345,424

Total current liabilities	116,783,401	76,427,036
Subordinated convertible note payable - affiliate	—	5,000,000
Long-term portion of obligations under capital leases	7,190,268	7,552,915

Total liabilities	123,973,669	88,979,951

Commitments and contingencies

Shareholders’ equity:
Preferred stock, $0.10 par value, 1,000,000 shares authorized, none issued	—	—
Common stock, $.01 par value, 6,250,000 shares authorized; 3,957,290 and 3,950,664 shares issued at fiscal year-end 2007 and 2006, respectively	39,573	39,507
Additional paid-in capital	79,182,694	79,069,780
Accumulated deficit	(34,784,381)	(34,790,111)
Treasury stock, at cost, 898,249 shares	(8,576,944)	(8,576,944)

Total shareholders’ equity	35,860,942	35,742,232

Total liabilities and shareholders’ equity	$159,834,611	$124,722,183

The following is a summary of the effects of the restatement discussed above to the Company’s consolidated financial statements.

	Consolidated Statements of Operations
	As previously reported	Adjustments	As restated
Fiscal year ended February 3, 2007
Selling general and administrative expenses	$88,699,388	$304,479	$89,003,867
Depreciation and amortization	4,863,319	(66,372)	4,796,947
Total operating expenses	93,562,707	238,107	93,800,814
Income from operations	10,366,914	(238,107)	10,128,807
Income before income taxes	5,872,173	(238,107)	5,634,066
Income tax (provision) benefit	(1,350,243)	105,839	(1,244,404)
Net income	4,521,930	(132,268)	4,389,662
Basic net income per common share	$1.51	$(0.05)	$1.46
Diluted net income per common share	$1.42	$(0.04)	$1.38

Fiscal year ended January 28, 2006
Selling general and administrative expenses	$80,839,776	$165,827	$81,005,603
Depreciation and amortization	5,155,645	(325,274)	4,830,371
Total operating expenses	85,995,421	(159,447)	85,835,974
Income from operations	10,505,738	159,447	10,665,185
Income before income taxes	6,628,262	159,447	6,787,709
Income tax (provision) benefit	7,637,000	834,308	8,471,308
Net income	14,265,262	993,755	15,259,017
Basic net income per common share	$4.84	$0.33	$5.17
Diluted net income per common share	$4.23	$0.28	$4.51

	Consolidated Balance Sheet
	As previously reported	Adjustments	As restated
February 3, 2007
Property and equipment, net	$30,213,222	$(1,966,789)	$28,246,433
Deferred tax asset: non-current	6,288,032	940,147	7,228,179
Total assets	125,748,825	(1,026,642)	124,722,183
Accrued expenses and other liabilities	7,502,546	801,679	8,304,225
Total current liabilities	75,625,357	801,679	76,427,036
Total liabilities	88,178,272	801,679	88,979,951
Accumulated deficit	(32,961,790)	(1,828,321)	(34,790,111)
Total shareholders’ equity	37,570,553	(1,828,321)	35,742,232
Total liabilities and shareholders’ equity	$125,748,825	$(1,026,642)	$124,722,183

The Company’s fiscal year results are based on a fifty-two or fifty-three week retail calendar ending on the Saturday closest to January 31. All references herein to fiscal years are to the calendar year in which the fiscal year begins; for example, fiscal year 2007 refers to the fiscal year that began on February 4, 2007 and ended on February 2, 2008. With the exception of fiscal year 2006, all fiscal years presented contain fifty-two weeks. Fiscal year 2006 contains fifty-three weeks.

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This press release may include information presented which contains forward-looking information, including statements regarding the strategic direction of the Company Some of these statements, including those that contain the words “anticipate,” “believe,” “plan,” “estimate,” “expect,” “should,” “intend,” and other similar expressions, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Those forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements of those of our industry to be materially different from any future results, performance or achievements expressed or implied by those forward-looking statements. Among the factors that could cause actual results, performance or achievement to differ materially from those described or implied in the forward-looking statements are our ability to service our obligations, our ability to comply with the covenants in our credit facility, general economic conditions including a decrease in discretionary spending by consumers, competition, changes in or the lack of anticipated changes in the regulatory environment in various countries, the consummation of the previously announced merger with Model Reorg, Inc., our ability to integrate the Model Reorg business and operations into ours, the ability to raise additional capital to finance expansion, the risks inherent in new product and service introductions and the entry into new geographic markets and other factors included in our filings with the SEC.

Where to Find Information About the Merger

In order to effectuate the vote of its shareholders, the Company will file an amendment to its preliminary proxy statement and other documents regarding the merger transaction with the SEC. The Company shareholders are urged to read the proxy statement when it becomes available because it will contain important information. Investors and shareholders may obtain a copy of the proxy statement (when it is available) and any other relevant documents filed by the Company with the SEC for free on the SEC’s web site, www.sec.gov. They may also obtain copies from the Company - Investor Relations at 251 International Parkway, Sunrise, Florida 33325.

Participants in the Proxy Solicitation

The Company and its directors (including Stephen Nussdorf) and executive officers may be deemed to be participants in any solicitation of proxies of the Company shareholders in connection with the transaction. Such individuals may have interests in the transaction. Current, detailed information about the affiliations and interests of the participants in the solicitation, by stock ownership or otherwise, can be found in any proxy statement relating to the transaction filed with the SEC in connection with the transaction and in the Company’s public filings with the SEC.